EXHIBIT 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES NEW APPOINTMENTS

HOUSTON, July 26, 2022 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (NASDAQ:GLDD), the largest provider of dredging services in the United States, today announced the appointments of David Johanson to the position of Senior Vice President, Project Acquisition & Operations, and of Christopher G. Gunsten, P.E. to the position of Senior Vice President, Project Services & Fleet Engineering. These two positions will fill the roles currently held by the Company’s Chief Operating Officer, David E. Simonelli, who is retiring on September 16, 2022. Mr. Simonelli will oversee the transition and continue to serve the Company as a consultant following his retirement.

Prior to his appointment, Mr. Johanson was the Senior Vice President, Gulf Region, for the Company. He has previously served as Vice President and Hydraulic Division Manager, and served as Vice President, Project Director of Charleston Deepening Projects, which included the largest dredging contract ever awarded by the U.S. Army Corps of Engineers. He joined the company in 1994 as a field engineer and has held positions of increasing responsibility in project management. He earned a Bachelor of Science in Ocean Engineering from Virginia Polytechnic Institute & State University and an MBA – finance specialization from the University of South Carolina. He is a current board member of the Western Dredging Association Eastern Branch and is a member of American Society of Civil Engineers.

Mr. Gunsten has been the Company’s Senior Vice President, Project Services, since October 2021. Previously he served as Vice President, International Operations, with responsibility for acquiring projects, providing estimation data, and leading field supervision of work in progress. He began his career with the Company as a Field Engineer in 1992. Prior to joining the Company, Mr. Gunsten served as the Company’s Deputy Project Manager for Chevron’s Wheatstone LNG Project’s Engineering, Procurement and Construction dredging subcontract in Onslow, WA, Australia, valued at $1.2 billion AUD, as Project Manager executing a series of capital projects for the USACE New York District’s 45- and 50-Foot Harbor Deepening Programs, and as Operations Manager for GLDD’s Øresund Fixed Link Project in Copenhagen, Denmark. He received his Bachelor of Science in Civil Engineering from Rutgers University.

Lasse Petterson, President and Chief Executive Officer commented, “Dave and Chris have been invaluable members of the Great Lakes team, which is evidenced today by their new appointments. Each of them brings his own specialized expertise to the Company as we grow and take on new and more challenging projects. We welcome Dave and Chris as important members of our executive team, and are pleased that they represent the next generation of Great Lakes leaders.”

Both Mr. Johanson and Mr. Gunsten will report directly to Mr. Petterson.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 132-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.